Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Managers
Dutch Mafia, LLC:

We consent to the use of our report dated June 10, 2021, with respect to the consolidated financial statements of Dutch Mafia, LLC and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Portland, Oregon

September 7, 2021